Exhibit 99.1

TO BUSINESS, MEDICAL AND HEALTH EDITORS:

ISTA Pharmaceuticals Reports Fourth Quarter and Full-Year 2007 Financial Results

- Company Provides R&D Pipeline Update -

IRVINE, Calif., March 6 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the year ended December 31, 2007. ISTA reported net revenue of $58.9 million for the year ended December 31, 2007, a 78% increase over the full-year 2006 results of $33.0 million. Net revenue in the fourth quarter of 2007 increased 56% over the fourth quarter of 2006.

“2007 was a year of success and challenges. On the commercial front, we more than doubled our Xibrom revenues in 2007 as compared to 2006. Xibrom has significant momentum in the ophthalmic market, and this growth is expected to continue in 2008. Istalol continues to gain share on its branded competitor in a highly genericized therapeutic category,” stated Vicente Anido Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “On the clinical front, we announced positive results from ISTA’s Phase II/III Bepreve study and committed ourselves to accelerating the remainder of its clinical development program, which is now fully enrolled. With the in-licensing of the rights to nasal bepotastine, we also have added another key asset to ISTA’s pipeline. We believe nasal bepotastine will be a cornerstone of our future growth, as we explore ISTA’s commercial options outside ophthalmology.”

Dr. Anido continued, “As Xibrom is our lead product, we completed the clinical development for Xibrom QD and filed the NDA for this once-daily formulation at the end of last year. In reviewing the file, the FDA requested additional data comparing Xibrom QD to the currently marketed Xibrom twice-daily formulation, and ISTA has therefore administratively withdrawn the clinical section of the NDA in order to incorporate this data. The nonclinical and CMC sections of the NDA remain on file, and the Company has been informed these sections are being reviewed as pre-submissions in anticipation of our resubmission of the clinical section. ISTA intends to announce top-line results of the additional clinical data in the second quarter, as well as complete the resubmission of the clinical section in the second quarter. We continue to expect the Xibrom QD NDA to be approved prior to the expiration of the patent on the twice-daily formulation early next year.

“Regarding the T-Pred NDA, we believe the Company’s recent communications with the FDA have resulted in substantial progress, and we see a reasonable path forward. This includes an additional clinical study and additional in vitro work that we expect can be completed in four to six months. We are pleased with the progress we have made in the discussions with the FDA, and expect to file the amendment to the NDA as soon as possible after the studies are completed.”

Dr. Anido concluded, “We have much to accomplish this year; however, we remain confident ISTA will achieve the goal of profitability in 2009. This commitment has been integrated into our entire organization and will be the theme you hear from me, and from all of ISTA’s employees, throughout the year. As a team, we will continue to build sales, establish new physician relationships, and complete the Bepreve clinical studies in order to submit the NDA this year. We are excited about our prospects, and while we know future challenges may arise, we believe we have the people, the strategies, and the right outlook to succeed.”

Net Revenue

(in millions, except percentage data)

	Year-Ended December 31, 2007	Year-Ended December 31, 2006	% Change
Xibrom	$42.1	$20.2	108%
Istalol	11.3	8.3	36%
Vitrase	5.2	4.2	24%
Other	0.3	0.3	0%
Total Net Revenue	$58.9	$33.0	78%

Fourth Quarter and Year End Operating Details

Gross margin for the fourth quarter and year ended December 31, 2007 was 72% (or $13.7 million) and 73% (or $43.0 million), respectively, as compared to 73% (or $9.0 million) and 70% (or $23.1 million), respectively, for the same periods in 2006. The change in gross margin for the 2007 periods was due primarily to shifts in revenue mix.

Research and development expenses for the fourth quarter and year ended December 31, 2007, were $11.6 million and $32.5 million, respectively, as compared to $6.1 million and $23.8 million during the same periods of 2006. The increase in research and development expenses for 2007 was primarily the result of an increase in clinical development costs, which include FDA filing fees, clinical investigator fees, study monitoring costs, and data management costs, primarily related to the Xibrom QD Phase III clinical trial costs and NDA filing with the FDA and Bepreve clinical and other studies. Research and development expenses for the fourth quarter of 2007 in the amount of $11.6 million exceeded management’s guidance of $8 to $10 million primarily due to timing and acceleration of certain clinical trials, including the Bepreve Phase III and ocular safety studies, and an increase in stock-based compensation expense. Stock-based compensation expenses included in R&D for the fourth quarter and year ended December 31, 2007, were $0.3 million and $1.0 million, respectively.

Selling, general, and administrative expenses for the fourth quarter and year ended December 31, 2007, were $11.5 million and $46.6 million, respectively, as compared to $9.0 million and $37.4 million for the corresponding periods in 2006. The 2007 increase primarily resulted from higher sales and marketing expenses associated with the expansion of ISTA’s sales force in early 2007. Stock-based compensation expenses included in SG&A for the fourth quarter and for the year ended December 31, 2007 were $0.8 million and $2.5 million, respectively.

The net loss for the fourth quarter and year ended December 31, 2007, was $9.9 million (or $0.30 per share) and $38.2 million (or $1.29 per share), respectively, compared with a net loss of $6.4 million (or $0.25 per share) and $38.4 million (or $1.48 per share) for the same periods in 2006. At December 31, 2007, ISTA had cash and short-term investments of $46.1 million.

2007 Corporate Highlights

•	Increased net revenue by 56% and 78% as compared to the fourth quarter of 2006, and year ended December 31, 2006, respectively

•

Filed an NDA with the FDA for Xibrom QD (once-daily) in December of 2007 after announcing, earlier in the year, positive Phase III results for Xibrom QD as a treatment for inflammation, pain, and photophobia following cataract surgery

•

Announced statistically significant Phase II/III study results for Bepreve in treating ocular itching and clinical improvement in redness and initiated both the Bepreve ocular safety study and the second Phase III study

•	Announced positive results from the ecabet sodium Phase IIb study for the treatment of dry eye syndrome

•	Successfully completed $36.7 million financing through the private placement of 5.25 million shares of common stock with institutional accredited investors at a purchase price of $7.00 per share

•	Expanded pipeline in allergy treatments by licensing exclusive North American rights to nasal dosage forms of bepotastine, an investigational product for the treatment of allergy symptoms

2008 Financial Outlook

•	We expect our net revenue for 2008 will be approximately $75 to $82 million.

•	We expect our gross margin for 2008 will be approximately 70% to 73%, subject to quarterly fluctuations based on revenue mix.

•

Depending upon the progress of our clinical and pre-clinical programs, we expect our research and development expenses in 2008 will be approximately $34 to $38 million, including stock-based compensation expense, which we estimate will be approximately $1.5 to $2 million.

•

We anticipate our selling, general, and administrative expenses for 2008 will be approximately $50 to $54 million, including stock-based compensation expense, which we estimate will be approximately $2.5 to $3.5 million.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, March 6, 2008, at 5:00 PM Eastern Time, to discuss its fourth quarter and full-year 2007 results. To access the live conference call, U.S. and Canadian participants may dial 866-831-6270; international participants may dial 617-213-8858. The access code for the live call is 99457780. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 57762235. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $4.7 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to the completion of a clinical study in support of the Xibrom QD NDA, the resubmission of the clinical section of the Xibrom QD NDA, the launch of Xibrom QD prior to the expiration of the twice-daily patent, the goals to continue to build sales, establish new physician relationships, and complete the Bepreve clinical studies in order to submit the NDA in 2008, 2008 financial guidance and ISTA’s goals of reaching profitability in 2009 and beyond, bringing a new product to market every 12 to 18 months, and becoming the leading niche ophthalmic pharmaceutical company are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2006, and its Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue:
Product sales, net	$19,092	$12,190	$58,589	$32,729
License revenue	70	70	278	278
Total revenue	19,162	12,260	58,867	33,007
Cost of products sold	5,447	3,253	15,864	9,943
Gross profit margin	13,715	9,007	43,003	23,064
Costs and expenses:
Research and development	11,572	6,066	32,492	23,826
Selling, general, and administrative	11,503	8,997	46,603	37,357
Total costs and expenses	23,075	15,063	79,095	61,183
Loss from operations	(9,360)	(6,056)	(36,092)	(38,119)
Interest income	655	615	2,141	1,879
Interest expense	(1,151)	(992)	(4,270)	(2,179)
Net loss	$(9,856)	$(6,433)	$(38,221)	$(38,419)
Net loss per common share, basic and diluted	$(0.30)	$(0.25)	$(1.29)	$(1.48)
Shares used in computing net loss per common share, basic and diluted	32,884	26,074	29,621	26,011

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2007	December 31, 2006
Cash and short-term investments	$46,140	$38,934
Restricted cash	2,400	5,600
Working capital	32,686	27,998
Total assets	71,716	59,743
Total stockholders’ deficit	(1,308)	(4,559)

SOURCE ISTA Pharmaceuticals, Inc.

-0-	03/06/2008

/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Investors, Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Juliane Snowden, +1-212-213-0006, jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com, of Burns McClellan, for ISTA Pharmaceuticals/

/First Call Analyst: /

/FCMN Contact: nkahner@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)